                                                                   EXHIBIT 10.11
Dear Jeff:

         I'm delighted to present to you here the documentation to support our offer to you to become CFO of Pixelworks, Inc. (the Company.) The documentation consists of 1) This letter; 2) Our company-standard proprietary information agreement, and 3) the stock option grant form, on the terms we discussed. We will look forward to receiving your signatures on these documents on your first day at work.

         This letter confirms that we will employ you, effective December 28, 1999. Your salary will initially be $140,000 per year, and will be reviewed from time to time by the compensation committee of the Board of Directors, as with other executive officers of the Company.

You are hired at will, but we do make these commitments concerning your termination.

         Pixelworks may terminate your employment with or without cause. A termination is effective as of the date specified in the Notice of termination. But the consequences to you are different.

         1) "Cause" will exist if you are convicted of a crime involving the company's business; or have misappropriated Company monies or assets; or have committed fraud; or have been grossly negligent in or willfully fail to accomplish the performance of your duties.

         2) If you resign voluntarily or are terminated for cause, pay and benefits will cease as of the effective date of the resignation or termination. You will use good faith efforts to provide the Company as much notice as possible of any resignation.

         3) If you are terminated without cause, however, we will give you severance benefits as follows.


 .      The Company will pay Executive's Base Salary, and any bonuses, all as earned through the termination date, in accord with Company policy as then in effect.


 .      The Company will in addition pay your Base Salary and benefits for a three month Severance Period, beginning on the date of termination. Payment of the Base Salary will be made on Company's standard payroll schedules from the date of termination, as if you had not been terminated.

         If this all makes sense, we'll expect you on December 28, 1999 (the Start Date), and look forward to completing the paperwork and signatures then!

                                Very truly yours,

                                 /s/ Allen Alley

                             Allen Alley, President

Accepted, as of the start date:

/s/ Jeff Bouchard

Jeffrey Bouchard


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                                PIXELWORKS, INC.
                           STOCK OPTION GRANT AGREEMENT          # I-92 AND N-2
                                                                   ============

Given to: JEFFREY BOUCHARD ("Optionee" or "You")       Date given:  DECEMBER 8, 1999 ("Date of Grant")
Total Shares: 150,000 ("Shares")                           Price Per Share:  $3.64 ("Price per Share")
Exercise Rights Start: UPON HIRE                  Options Expire: DECEMBER 7, 2009 ("Expiration Date")

         Pixelworks, Inc. ("Company") grants you a option (the "Option") to purchase the Shares at the Exercise Price. The Option is exercisable under the Terms and Conditions of Option Grant attached as Exhibit A. The Option is subject to the terms of the Company's 1997 Stock Incentive Plan (the "Plan"), attached as Exhibit B. Of such options, those that first become exercisable for 10,302 shares in each year are INCENTIVE (qualified) stock options. The balance are NONQUALIFIED stock options.

         Your option becomes exercisable on the following schedule:


                        Date Option Becomes Exercisable                                      Number of Shares

 December 31, 1999, PROVIDED that if you leave the Company voluntarily before                     37,500
  December 31, 2000, then 1) if you have not yet exercised these options, your right to do so lapses on the date of your departure, and 2) if you have exercised these options, the Company shall have the right to repurchase them from you at the exercise price, as if Unvested Shares under
               Section 4.1 of the attached Shareholder Agreement.


 On the last day of every month thereafter, beginning January 31, 2001, for a                      3,125
                        total of 36 additional increments

 If substantially all of the assets of the Company are sold, or the Company is      The first (37,500) share increment
merged with another company under  circumstances in which effective control of      above listed, without conditions,
 plus the surviving company rests in different hands than prior to the merger,       so many of the following 36 monthly
  then measured from the effective date (the "Close") of that transaction:           increments as would otherwise become
                                                                                     exercisable in the twelve months
                                                                                           following the Close.

                                 TOTAL SHARES:                                                   150,000

         You acknowledge reviewing this document and its exhibits before signing. You accept the grant, under the Terms and Conditions of Option Grant (Exhibit A); the terms of the Plan (Exhibit B), and the Shareholder Agreement (Exhibit C), each of which is attached. You also agree to accept as binding and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under the Plan or this Grant.

PIXELWORKS, INC.                         JEFFREY BOUCHARD


By: /s/ Allen H. Alley                   Sign: /s/ Jeff Bouchard
Print: Allen H. Alley                    Home address:     15555 SW 76th Avenue
Title: President and CEO                                   Tigard, OR 97224
Date: December 28, 1999                  Date: December 28, 1999


EXHIBITS:
A:       Terms and Conditions of Option Grant
B:       Pixelworks, Inc. 1997 Stock Incentive Plan
C:       Shareholder Agreement
D:       Stock Option Exercise Form